Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 18, 2016
Registration Statement Nos. 333-205966 and
333-205966-04

Joint Leads: Commerzbank, Credit Agricole, DB, JPM, and Mizuho

Co-Managers: BB Securities, Wells Fargo

Selling Grp: Academy, Loop, Williams

CLS	AMT $mm	WAL	WIN	M/F	PRICING	%	COUPON	$
A-1	286.700	0.27	1-7	P-1/F1+	0.72% Yld	0.72%	0.72	100.00000
A-2a	315.70	1.05	7-20	Aaa/AAA	EDSF+11	1.050	1.04	99.99197
A-2b	150.00	1.05	7-20	Aaa/AAA	1ML+14			100.00000
A-3	377.500	2.25	20-36	Aaa/AAA	IS+18	1.233	1.22	99.97819
A-4	121.570	3.29	36-42	Aaa/AAA	IS+28	1.410	1.40	99.98114
B	39.520	3.47	42-42	Aa1/AA	IS+60	1.743	1.73	99.97745
C	26.350	3.47	42-42	Aa2/A	IS+80	1.943	1.93	99.98264

Ticker	:	FORDO 2016-C	Registration	:	SEC Registered
Rating Agencies	:	Moody’s, Fitch	ERISA Eligible	:	Yes
Pxg Speed	:	1.4% ABS to 10% call	Expected Pxg	:	Priced
Bill & Deliver	:	J.P. Morgan	Min Denoms	:	$1k by $1k
			Expected Settle	:	10/25/16
			First Pay	:	11/15/16
			CUSIPs	:	A-1: 34531CAA8
A-2a: 34531CAC4
A-2b: 34531CAB6
A-3: 34531CAD2
A-4: 34531CAE0
B: 34531CAF7
C: 34531CAG5

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.